Exhibit 10.1

Executive Employment Agreement

This employment agreement (“Agreement”) is entered into as of November 9, 2015 by and between Tim Hockey (“Executive”) and TD Ameritrade Holding Corporation (“AMTD” or “Company”).

1.
Position:    President, effective January 2, 2016 reporting to the Chief Executive Officer. (The sub-Committee of the Board will continue to oversee the transition towards CEO appointment.) Effective October 1, 2016, also will become Chief Executive Officer. At such time, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position as CEO, as will reasonably be assigned to him by the Board of Directors of the Company.

2.	Board of Directors: Executive will serve on the Board as of January 2, 2016, subject to TD Bank executing a waiver.

3.
Obligations:    During the employment term, Executive will devote Executive’s full business efforts and time to AMTD and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of AMTD’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of his employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the applicable committee of the Board or the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

4.
Term of Agreement:    This Agreement will have an initial term of five years commencing on January 2, 2016. Thereafter, the Agreement automatically will renew for additional terms of one year each, unless AMTD or Executive gives written notice at least six months in advance of the scheduled expiration. Executive’s continued role as the Company’s CEO during the employment term or renewal thereof is subject to the Board reappointing Executive as CEO on an annual basis by the approval of at least two-thirds of the directors then serving on the Board in accordance with the Amended and Restated By-laws of the Company.

5.
Term of Employment:    Employment will be at-will. Therefore, Executive or AMTD may terminate Executive’s employment at any time, with or without notice or cause. However, severance may be payable, depending on the circumstances of the termination, as described below.

6.	Total Rewards (all amounts are in US dollars unless otherwise noted):

Annual Target Total Compensation:
$6,000,000
•    Base Salary: $750,000
•    MIP Cash Incentive: $1,575,000 (pro-rated for the nine (9)-month period commencing January 2, 2016 to September 30 2016) (5)
•    MIP Equity Incentive: $3,675,000 (not subject to proration for FY 2016) (6)

Buyout and Outstanding Holding Summary:
One-Time Buyout Award: $8,200,000
•    $5,100,000 RSUs (with 5 year cliff vesting) and $3,100,000 Stock Options (with 4 year pro-rata vesting) to be granted January 2016 to account for unvested Performance Shares and unvested Stock Options

	Unvested Performance Shares(1,2)	CAD $6,705,000 ($5,120,000)	- Forfeited and included in one-time RSU award - Includes PY2015 target PSUs
	Unvested Stock Options(2,3)	CAD $3,995,000 ($3,050,000)	- Forfeited and included in one-time RSU award - Includes PY2015 target PSUs
	Vested Stock Options(3)	CAD $6,089,000	- Must be exercised within 30 days of separation from TD Bank per grant agreement
	Deferred Share Units(4)	CAD $2,866,000	- Must redeem outstanding units by end of December 31, 2017
	Vested Share Units(4)	CAD $5,086,000	- Must redeem outstanding units by end of December 31, 2017

1)    Unvested performance shares assume a performance factor of 100% and a TD Bank share price of CAD $53.50
2)    Fx Rate: CAD $1.00 = USD $0.7634
3)    Stock options shown using in-the-money valuation and a TD Bank share price of CAD $53.50
4)    Assumes a TD Bank separation date of January 1, 2016
5)    TDBG pays 2/12 of FY 2016 cash incentive for the months of November and December; AMTD pays 9/12 – January 1, 2016 through September 30, 2016.
6)    AMTD pays full portion of FY2016 equity incentive. Award occurs in November 2016.

Relocation / Immigration Services:
•    Relocation services from Toronto to New York/New Jersey paid for by AMTD.
•    Three months of transition housing in New York/New Jersey paid for by AMTD.
•    Work Visa/Immigration fees (including legal fees) paid for by AMTD.

Tax Services:
•    Paid for by AMTD in years where Executive’s personal income is recognized in both Canada and the United States.
•    Canadian and U.S. tax consulting services provided by PricewaterhouseCoopers (or KPMG) at AMTD’s expense.

Share Ownership Guidelines:	10 times base salary • Guideline remains in place for two years following termination of employment from AMTD
Perquisites:	None, as per AMTD policy
Service Date:	TD Bank Group service commencing June 20, 1983 recognized as service by AMTD.

7.
Benefits:    Executive will be eligible to participate in AMTD’s employee benefit plans, insurance plans, health care plans, policies and arrangements on terms at least as favorable as for AMTD’s other senior executive officers. All waiting periods shall be waived, subject to compliance with applicable laws

Executive is eligible to individually participate in AMTD’s 401(k) Plan. Executive is ineligible to receive the 401(k) Company match and profit sharing contribution while he continues to accrue benefits under the TD Bank Group non-qualified pension plan up to June 30, 2018.
Executive will receive 200 hours of Paid Time Off annually in accordance with AMTD’s accrual schedule.
When traveling on AMTD related business, Executive will be entitled to fly on a private aircraft at the expense of AMTD, subject to AMTD policies.
AMTD will provide car service transportation to and from work, which will be considered a taxable benefit to the Executive. AMTD will also provide car service transportation if or when it is deemed by the Company to be for business purposes or an important security consideration.
The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.
Termination of Employment:    In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid base salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual MIP cash incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or if Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in paragraph 9.

9.
Severance:    In the event that AMTD terminates Executive’s employment for a reason other than “Cause,” or in the event Executive resigns as a result of “Good Reason” or employment ceases due to death or “Disability,” Executive will receive:

i.
a lump sum payment equal to 24 months of base salary and 24 months of average annual bonus cash for the prior 2 years (or if payable prior to payment of the second year’s annual bonus cash payment, 75 months of base salary);

ii.	pro-rata bonus-cash incentive for the year of termination of employment, based on actual performance;

iii.	accelerated vesting for all unvested time-based RSU equity awards;

iv.
continued vesting of Stock Options and PSU and RSU equity awards that remain unvested (with PSU awards vesting based on actual performance); Stock Options remain exercisable for the balance of the term and

v.
for a period of two (2) years, if the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended) under any Company group medical or dental plan, Executive will not be charged any premiums for the employer portion of the monthly premium; provided, however, Executive will be responsible for any income tax due with respect to such premiums.

All severance payments and benefits will be subject to Executive executing and complying with a release of claims and agreeing to non-competition, non-solicitation and mutual non-disparagement provisions for 2 years after his employment terminates. Existing forfeiture provision of Executive’s retained non-qualified pension plan with TD Bank Group upheld if Executive is not compliant with non-competition provisions.
The Executive shall have no obligation to mitigate, and none of the above severance payments shall be reduced if the Executive obtains other employment.

10.
Voluntary Retirement:    In the event the Executive resigns due to his voluntary retirement after the fifth anniversary of becoming CEO, Executive will receive continued vesting of Stock Options and PSU equity awards that remain unvested, and any awarded Stock Options will remain exercisable until the expiration date of the Stock Options. Executive will not be eligible for any severance payments as a result of his resignation due to his voluntary retirement and will remain subject to non-competition and non-solicitation provisions for a 2-year period after his employment ends. Executive is required to provide the AMTD Board of Directors with a minimum of six months’ notice of his intention to resign due to voluntarily retirement.

11.
Toronto-Dominion Bank Stock:    Executive agrees to reduce his equity ownership of the Toronto-Dominion Bank by selling his vested options prior to February 3, 2016, and redeeming his outstanding Deferred Share Units and Vested Share Units by December 31, 2017.

12.
Definitions:    “Cause” will mean conduct involving one or more of the following: (1) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on AMTD’s reputation or business; (2) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the AMTD with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive; (3) breach of any fiduciary duty owed to the AMTD by Executive that has a material detrimental effect on the AMTD’s reputation or business; (4) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position (which duties are consistent with his position as President or CEO, as applicable) for a period of at least thirty (30) days following written notice from the Board to the Executive that describes the basis for the Board’s belief that Executive has not substantially performed his reasonable duties for reasons other than illness or incapacity; (5) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); willful misconduct, gross negligence, fraud or embezzlement, in each case that results in substantial, material harm to AMTD; (6) Executive (a) obstructing or impeding, (b) endeavoring to influence, obstruct or impede, or (c) failing to materially cooperate with, any investigation authorized by the Board of Directors or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause” and (7) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his responsibilities to AMTD under this Agreement, if (a) the disqualification, bar or loss continues for more than thirty (30) days, and (b) during that period AMTD uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
“Good Reason” will mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent:
(1) a significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction;
(2) a material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;
(3) a reduction in Executive’s base salary or annual MIP incentive. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the base salary or annual MIP incentive by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason;
(4) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of

AMTD that Executive be based anywhere within 25 miles from Executive’s primary office location as of the date of the agreement will not constitute a material change under this clause (4);
(5) failure of the Company to obtain the assumption of this Agreement by a successor; and
(6) absent Cause, failure by the Board of Directors to reappoint Executive as CEO on an annual basis by approval of at least two-thirds of the directors then serving on the Board in accordance with the Amended and Restated By-laws of the Company
“Change of Control” has the meaning set forth in the Company’s Long-Term Incentive Plan. Termination of Executive’s employment hereunder will not have occurred in the event of a Change of Control” unless Executive’s employment is terminated within twelve (12) months following a Change of Control.
“Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or receipt by Executive of income replacement benefits for a period of not less than 3 months under an applicable disability benefit plan of AMTD.
Executive will not resign for Good Reason without first providing AMTD with written notice within ninety (90) days of the event that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days and not more than ninety (90) days following the date of such notice.
“Non-Competition and Non-Solicitation” will mean Executive agrees that during his employment and for a period of two (2) years after the date of termination of his employment, for any reason whether voluntarily or involuntarily, he will not, directly or indirectly, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, (i) solicit for himself or others, or advise or recommend to any other person that that person solicit, divert, accept, or conduct securities sales transactions from or on behalf of any customer of the Company, for the purpose of obtaining the business of that Customer, in competition with the Company; or (ii) employ, solicit for employment, or advise or recommend to any other person that that person solicit for employment or employ in competition with the Company, any person employed by the Company. For purposes of this Paragraph “in competition with the Company” means working for himself, another entity, or a customer of the Company, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, performing security sales transactions or other services that the Company provides on the date time of termination of his employment and that he performed for the Company.

Executive further agrees that, during his employment and for a period of 2 years following the date of the termination of his employment for any reason, he will not (without the AMTD’s express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and RIA custodial business, and also includes any such other business formally proposed to be conducted by the Company during the 12-month period prior to the date of termination of employment (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from (i) being employed by The Toronto-Dominion Bank and any successor corporation in any capacity or (ii) consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the business, firm, corporation, partnership or other entity excludes, directly or indirectly, the on-line brokerage business during the two (2) year non-competition period.
Notwithstanding the foregoing, Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity.

13.
Golden Parachute Tax:    Executive will either receive the full payments and benefits due to him or a lesser amount so that Executive will not be subject to the golden parachute excise tax under the U.S. Internal Revenue Code, whichever results in Executive receiving more on an after-tax basis. No gross-up will be provided. See Appendix A for additional provisions.

14.
Indemnification:    Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

15.
Arbitration:    All disputes arising as a result of Executive’s employment, including the termination thereof, or Executive’s compensation or benefits will be resolved through binding arbitration in Jersey City, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the New Jersey Rules of Civil Procedure. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief

(or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

16.
Work Product    Executive agrees that any inventions, ideas or original works of authorship in whole or in part conceived or made by you during or after your employment with AMTD that are made in the performance of your duties or through the use of any of confidential information or any of AMTD’s equipment, facilities, trade secrets or time, or that result from any work performed for AMTD shall belong exclusively to AMTD (“Company IP”). Executive assigns any and all right, title and interest he may have to Company IP to AMTD and will promptly assist AMTD or its designee, at AMTD’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP and will promptly execute all reasonable documents prepared by AMTD or its designee and take all other reasonable actions which are necessary or appropriate to secure to AMTD and its affiliates the benefits of Company IP. Without limiting the foregoing, Executive agrees that any such original works of authorship shall be deemed to be “works made for hire” of which AMTD shall be deemed the author under U.S. copyright laws.

17.
Section 409A and Withholding:    Agreement will be designed to comply with Section 409A, including delaying any severance payments as necessary to avoid Executive being subject to additional tax under Section 409A. Payments will be subject to required tax and other withholding and deductions. See Appendix A for additional provisions.

18.	Attorneys’ Fees: AMTD will reimburse Executive for his reasonable attorneys’ fees incurred in the negotiation and preparation of this agreement and for advice with respect to ownership of AMTD shares.

19.	Governing Law: This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.

20.
Miscellaneous:    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement. The Company’s and Executive’s responsibilities under paragraphs entitled “Severance,” “Non-Competition and Non-Solicitation,” “Indemnification” and “Confidential Information” will survive the termination of this Agreement. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year written above.
COMPANY:
TD AMERITRADE HOLDING CORPORATION

By: /s/ WILBUR J. PREZZANO
Wilbur J. Prezzano
Chairman of the H.R. and Compensation
Committee of the Board of Directors

EXECUTIVE:
By: /s/ TIM HOCKEY
Tim Hockey

Appendix A
CERTAIN SECTION 280G AND SECTION 409A PROVISIONS
A.Golden Parachute Tax. (also see paragraph 13 of Agreement) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section A, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement or other payments or benefits shall be either:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits and other benefits may be taxable under Section 4999 of the Code.
In the event of a reduction in accordance with Section A(ii), the reduction will occur, with respect to such severance and other benefits considered “parachute payments” within the meaning of Section 280G of the Code, any such reduction shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”) and in the following order: (1) reduction of cash payments; (2) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (3) cancellation of accelerated vesting of equity awards; and (4) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section A shall be made in writing by a nationally recognized accounting or valuation firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section A of Appendix A, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section A.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section A of Appendix A.
B.Release.  (Also see Section 7 of the Agreement)  The receipt of any severance payments or benefits under the Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in favor of the Company and its affiliates in a form provided by the Company (the “Release”), which must become effective and irrevocable no later than sixty (60) days following the date of Executive’s separation from service (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to severance payments or benefits under the Agreement.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.  If the Release becomes effective by the Release Deadline Date, then except as required by Section C. of this Appendix A, severance payments and benefits under the Agreement will be provided, or in the case of installments, will commence, on the day after the Release Deadline Date (the “First Payment Date”), and, in the case of installments, any payments that would have been made to Executive during the period from the date of Executive’s separation from service through the First Payment Date will be made on the First Payment Date and any remaining payments will be made as provided in this Agreement. The Company will provide the Executive with the Release within seven days after his separation from service.
C. Section 409A. (Also see paragraph 16 of the Agreement)
1)This Agreement is intended to comply with, or otherwise be exempt from Section 409A and shall be construed and administered in in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A of the Code, provided that nothing in this sentence is intended to contravene the last sentence of section 8 below.
2)Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1 (b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
3)The Company will provide the Executive with the form of release agreement within seven days after his separation from service. If Executive timely delivers an executed release agreement to the Company, and does not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as specified in the Agreement, on the date the release agreement becomes effective subject to Section B.4 of this Appendix A. If, however, the period during which the Executive has discretion to execute or revoke the release agreement straddles two calendar years, the severance or other benefits, to the extent such payments and benefits constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, shall be paid or commence being paid, as applicable, as soon as practicable in the second of the two calendar years, regardless of within which calendar year Executive actually delivers the executed release agreement to the Company, subject to the release agreement first becoming effective and subject to Section B.4 of this Appendix A . Consistent with Section 409A, Executive may not, directly or indirectly, designate the calendar year of payment.
4)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but before the six (6) month anniversary of the separation from service, any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment (including, but not limited to, an installment payment) and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
5)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section C.1. of this Appendix A.
6)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A‑1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section C.1. of this Appendix A. “Section 409A Limit” means two (2) times the lesser of: (a) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of the termination of Executive’s employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7)With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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8)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. Notwithstanding any contrary provision of this Agreement, in no event will the Company reimburse Executive for any taxes or other costs that may be imposed on or incurred by Executive as result of Section 409A.

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